Exhibit 99.1

Michael W. Barnes Named Chairman, President, and CEO of francesca's

Company Announces Preliminary Fiscal Third Quarter Results;

Expects Net Sales of Approximately $87 Million, Comparable Store Sales Decrease of 6%,

and Diluted Earnings Per Share of $0.17

HOUSTON, December 5, 2014 -- Francesca's Holdings Corporation (Nasdaq: FRAN) today announced that specialty retailing veteran Michael W. Barnes has been named Chairman, President, and Chief Executive Officer, effective immediately. He succeeds Neill Davis, who has resigned as President, CEO and a Director. Greg Brenneman, Chairman of the Board since 2010, has been named Lead Director.

Mr. Barnes joins francesca’s after serving as Chief Executive Officer of Signet Jewelers, Ltd. (NYSE: SIG) since 2011. He led Signet’s $1.46 billion acquisition of Zale Corp., which transformed Signet into the largest specialty jewelry retailer in the U.S., U.K. and Canada with approximately 3,500 retail outlets. Signet’s share price almost tripled during Mr. Barnes nearly four-year tenure. Prior to Signet, Mr. Barnes spent more than 25 years in increasingly senior roles at global consumer fashion accessory company Fossil Group, Inc. (Nasdaq: FOSL), concluding in the role of President, Chief Operating Officer and a Director from 2007 to 2010. As one of Fossil’s first employees, he was part of the management team that took the Company public and led the rapid profitable growth of the business.

Mr. Brenneman said, “Mike Barnes is a world-class retail executive with a proven history of driving growth at specialty retailing businesses. His ability to set and execute transformational strategic plans, along with his track record of creating value for shareholders, make him the right executive to capitalize fully on francesca’s solid growth platform. We are confident that he has the vision and skill set to make francesca’s one of America’s leading specialty retailers. We appreciate the contributions that Neill Davis made to francesca’s and we wish him well in his future endeavors.”

Mr. Barnes said, “I am honored by the Board’s confidence in me and look forward to building francesca’s by leveraging its outstanding brand, unique retailing strategy and deep customer loyalty. I am excited to lead a company with such tremendous potential and look forward to working with the strong leadership team and talented employees at francesca’s.”

francesca’s is announcing preliminary results for its fiscal third quarter ended November 1, 2014. Consistent with the lower end of its guidance, the Company expects net sales of approximately $87 million, a comparable sales decrease of 6%, and diluted earnings per share of $0.17.

As previously announced, francesca’s will report its third quarter results and provide its outlook for the fourth quarter on Wednesday, December 10, 2014, at 7:30 am ET. Mr. Barnes will join the conference call.

About Francesca's Holdings Corporation:

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 538 boutiques in 47 states and the District of Columbia, and serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

Contacts:

ICR, Inc.

Jean Fontana

646-277-1214

Company

Mark Vendetti

832-494-2315

mark.vendetti@francescas.com